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                                                                       Exhibit 8


                 [ROBINSON, BRADSHAW & HINSON, P.A. LETTERHEAD]


                                  June 4, 1999


First National Corporation
950 John C. Calhoun Drive, S.E.
Orangeburg, South Carolina  29115

Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the merger of FirstBancorporation, Inc. ("FBC") with and into First National Corporation ("FNC"), with FNC as the surviving corporation, as described in the Merger Agreement, dated March 4, 1999, between FNC and FBC (the "Merger Agreement") and the Registration Statement on Form S-4 (the "Registration Statement") that is being filed today by FNC with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

         As a result of the merger, each share of outstanding FBC stock (other than treasury shares, shared held by dissenters and shares held by FBC, FNC and their respective subsidiaries) will be converted into the right to receive FNC common stock. Following the merger, FNC will hold the assets of FBC acquired in the merger.

         In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including the Merger Agreement. Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the merger set forth in the Merger Agreement, (ii) that the merger is consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement, and (iii) the accuracy of the representations made by FNC and FBC in certificates dated as of June 4, 1999 provided to us.

         Based upon the facts and statements set forth above and our examination and review of the documents referred to above, and subject to the assumptions set forth above, we are of the opinion that:

         1. The merger of FBC with and into FNC will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         2. No gain or loss will be recognized by FBC under the Code on the transfer of its assets to FNC in the merger.

         3. No gain or loss will be recognized by FNC under the Code upon the receipt of the assets of FBC in exchange for FNC common stock in the merger.

         4. The shareholders of FBC will recognize no gain or loss for United States federal income tax purposes upon their receipt of FNC common stock in exchange for shares of FBC stock in the merger. A FBC shareholder who receives cash in lieu of fractional shares will recognize gain or loss with respect thereto.



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First National Corporation
June 4, 1999
Page 2


         5. The aggregate adjusted tax basis of FNC stock received by a FBC shareholder will be the same as the aggregate adjusted tax basis of the shares of FBC stock exchanged therefor, reduced by any amount allocable to a fractional share interest for which cash is received.

         6. The holding period under the Code of the shares of FNC common stock received in the merger in exchange for the shares of FBC stock will include the holding period that the shares of FBC stock were held, provided that the shares of FBC stock held constitute capital assets at the Effective Time.

         We express no opinion concerning any tax consequences of the merger other than those specifically set forth herein. Although this opinion represents our best judgment regarding the application of current United States federal income tax law, it is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position in administrative or judicial proceedings. Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the merger, or any inaccuracy in the statements, facts, assumptions and representations on which we relied, may affect the continuing validity of the opinions set forth herein. The opinions expressed herein are with respect to federal income tax consequences only, and they do not include consequences of state, local, foreign, or other tax laws.

         We have furnished this opinion to you solely to support the discussion set forth under the headings "Summary - No Federal Income Tax on Shares Received in Merger" and "The Merger - Material Federal Income Tax Consequences" in the Registration Statement, and we do not consent to its use for any other purpose, except that shareholders voting on the merger may rely on this opinion. We hereby consent to be named in the Registration Statement under the heading "The Merger - Material Federal Income Tax Consequences" and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules or regulations of the Commission thereunder. Except as set forth herein, this opinion may not be used, circulated, quoted or relied upon by any person or entity without our prior written consent.


                                    Very truly yours,

                                    ROBINSON, BRADSHAW & HINSON, P.A.

                                    /s/ Herman Spence III

                                    Herman Spence III
HS/kgo